EXHIBIT 5.1

January 6, 2010

MTR Gaming Group, Inc.
State Route 2 South
Chester, West Virginia 26034

Re:      MTR Gaming Group, Inc.

Registration Statement on Form S-4 (Registration No. 333-163018)

Ladies and Gentlemen:

We have acted as counsel to MTR Gaming Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of (i) the proposed exchange by the Company of up to an aggregate of $260,000,000 of the Company’s 12.625% Senior Secured Notes due 2014, Series B (the “New Notes”) for up to an aggregate of $260,000,000 of the Company’s outstanding 12.625% Senior Secured Notes due 2014, Series A (the “Old Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the New Notes and Old Notes.

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

Based upon the foregoing examination, we are of the opinion that, when executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture dated as of August 12, 2009 between the Company, certain subsidiary guarantors named therein and Wilmington Trust FSB, as Trustee (the “Trustee”) and the Registration Rights Agreements, dated as of August 12, 2009, and October 13, 2009, respectively, among the Company, the subsidiaries and the Initial Purchasers named therein and the Letter of Transmittal, and delivered against exchange therefor of the Old Notes pursuant to the exchange offer described in the Registration Statement, the New Notes and the Guarantees will be (i) validly issued and (ii) will constitute valid and binding obligations of the Company and the Subsidiary Guarantors, as the case may be, subject to applicable bankruptcy, insolvency, reorganization, receivership, arrangement, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally and general principals of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ RUBEN & ARONSON, LLP
RUBEN & ARONSON, LLP